Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Aclaris Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.00001 per share, Aclaris Therapeutics, Inc. 2025 Equity Incentive Plan	Other(2)	25,532,993(3)	$1.42(2)	$36,256,850.06	$0.00015310	$5,550.93
Total Offering Amounts					$36,256,850.06		—
Total Fee Offsets							—
Net Fee Due							$5,550.93

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.00001 per share (“Common Stock”) of Aclaris Therapeutics, Inc. (the “Registrant”) that become issuable under the Registrant’s 2025 Equity Incentive Plan (the “2025 Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Common Stock.

(2)	Estimated in accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon a per share price of $1.42, which is the average of the high and low prices per share of the Registrant’s Common Stock on May 29, 2025, as reported on The Nasdaq Global Select Market.

(3)	Represents the number of shares of Common Stock reserved for issuance under the 2025 Plan, which number is the sum of (i) 9,000,000 new shares, plus (ii) up to 3,957,232 shares that would have otherwise remained available for future grant under the Registrant’s 2015 Equity Incentive Plan (the “Prior Plan”) but ceased to be available under the Prior Plan as of 12:01 a.m. Eastern Time on June 5, 2025, the date the Registrant’s stockholders approved the 2025 Plan, plus (iii) up to 12,575,761 shares subject to outstanding stock awards granted under either the Prior Plan or the Registrant’s 2012 Equity Compensation Plan that, but for the adoption of the 2025 Plan, would have returned to the share reserve under the Prior Plan under its terms (such as upon the expiration or termination of a stock award prior to vesting), as such shares become available from time to time, which, pursuant to the terms of the 2025 Plan, may become available for future issuance pursuant to the 2025 Plan. No new awards may be granted under the Prior Plan.